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Statement 12.1
Statement regarding computation of ratios

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Computation of ratio of earnings to combined fixed charges and preferred stock dividend:
       (In thousands)

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                     For the Year    For the Year    For the Year   For the Year   For the Year
                        Ended           Ended           Ended          Ended          Ended
                     July 25, 1993   July 31, 1994   July 30, 1995  July 28, 1995  July 27, 1997

Pre-tax income
from continuing
operations              4,887          4,873            5,519          1,561         (9,345)

Interest expense          849          1,023            2,205          4,699         23,730

Preferred stock             0              0                0              0              0
charges                ________________________________________________________________________


Adjusted Earnings       5,736          5,896            7,724          6,260         14,385

Fixed Charges

Interest expense          849          1,023            2,205          4,699         23,730

Preferred stock
charges                     0              0                0              0              0

                        _____________________________________________________________________

Total fixed
charges                  849           1,023           2,205           4,699         23,730

Ratio of earnings
to fixed charges       6.756           4.763           3.503           1.332          0.606

Deficiency             n/a              n/a             n/a             n/a             n/a




                     Pro forma                        Pro forma
                    For the Year  For the Quarter  For the Quarter
                       Ended          Ended             Ended
                    July 27, 1997  October 26, 1997  October 26, 1997

Pre-tax income
from continuing
operations             (5,886)       (34,238)         (41,414)

Interest expense       27,737          7,521            8,473

Preferred stock
charges             _____________________________________________________


Adjusted Earnings      21,851         (26,717)         (32,941)

Fixed Charges

Interest expense       27,737           7,521            8,473

Preferred stock
charges                   444           2,431            2,431
                   _____________________________________________________


Total fixed
charges                28,181           9,952          10,904

Ratio of earnings
to fixed charges        0.775          (2.685)         (3.021)

Deficiency              n/a           (29,148)        (35,372)


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